Exhibit 99.1

NEWS

INVESTOR CONTACT:	FOR IMMEDIATE RELEASE
Christopher W. Wolf
Chief Financial Officer

Joanne Freiberger
Vice President, Finance
(727) 579-5116

MEDIA CONTACT:
Susan Gear
Executive Director, Marketing
(727) 579-5452

CATALINA MARKETING EXTENDS BANK CREDIT FACILITIES

ST.     PETERSBURG, Fla., November 25, 2003 – Catalina Marketing Corporation (NYSE: POS) announced today that it reached agreement yesterday with its bank group to extend the company’s U.S. credit facility through August 31, 2004. The credit facility had previously been extended for 60 days, expiring on November 24, 2003. The credit facility in the United States remains at $30 million and is now secured by the assets of the company and certain of its domestic subsidiaries. The company also extended its waiver on the $30.5 million of indebtedness related to its corporate headquarters, in St. Petersburg, Florida, through August 31, 2004.

Catalina Marketing Japan K.K., the Japan coupon subsidiary of Catalina Marketing Corporation, also extended its 3.5 billion yen Japan credit facility. The Japan facility consists of a 1.5 billion yen revolver that was extended through August 31, 2004, and a 2 billion yen term loan with a maturity of March 31, 2005. The Japan facility is guaranteed by, and secured by, the assets of Catalina Marketing Corporation and certain of its domestic subsidiaries.

     Christopher W. Wolf, executive vice president and chief financial officer, stated, “We are pleased with the continued support of our bank group during this period. The combination of our available credit, cash balances and operating cash flow provide us with the necessary liquidity to meet the needs of our business throughout the term of the credit facility.”

Based in St. Petersburg, Fla., Catalina Marketing Corporation (www.catalinamarketing.com) was founded 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct to patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or given to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers for the issuance of certain product coupons and other promotions, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network, the policies and programs of the company’s retail partners, the success of new services and businesses and the pace of their implementation, and the company’s ability to maintain favorable client relationships.

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